Exhibit 21.1

Flagstone Reinsurance Holdings Limited
List of Subsidiaries

Subsidiary	Jurisdiction	Ownership Interest Held By Immediate Parent
Flagstone Reinsurance Limited	Bermuda	100%
Island Heritage Holdings Limited (1)	Cayman Islands	54.6%
Flagstone Réassurance Suisse SA (2)	Switzerland	100%
Haute Route Re Ltd (7)	Bermuda	100%
Flagstone Leasing Services Limited (3)	Bermuda	100%
Flagstone King Air Holdings Limited (2)	Bermuda	100%
IAL Leasing Ltd. (2)	Bermuda	100%
Longtail Aviation International Limited (2)	Bermuda	100%
IAL King Air Limited (2)	British Virgin Islands	100%
Flagstone Westwind Holdings Limited (2)	Bermuda	100%
Flagstone (Gibraltar) Limited (3)	Gibraltar	100%
Flagstone Finance SA (4)	Luxembourg	100%
Flagstone Capital Management (Bermuda) Limited	Bermuda	100%
West End Capital Management (Cayman) Limited (5)	Cayman Islands	100%
Flagstone Underwriters Middle East Limited (8)	Dubai	100%
Flagstone Underwriters Latin America Limited (8)	Puerto Rico	100%
Flagstone Management Services (Halifax) Limited (5)	Canada	100%
West End Capital Management BPO Services (India) Private Limited (8)	India	100%
Flagstone (Mauritius) Limited (5)	Mauritius	100%
Flagstone Representatives Limited (formed as West End Capital Management (UK) Limited)	United Kingdom	100%
Mont Fort Re Limited (6)	Bermuda	100%

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(1)	An entity in which Flagstone Reinsurance Limited acquired a majority interest – 54.6% voting shares
(2)	An indirect wholly-owned subsidiary of Flagstone Reinsurance Limited.
(3)	A wholly-owned subsidiary of Flagstone Reinsurance Limited.
(4)	A wholly-owned subsidiary of Flagstone (Gibraltar) Limited.
(5)	A wholly-owned subsidiary of Flagstone Capital Management (Bermuda) Limited.
(6)	The Company owns all of the outstanding common shares, and none of the outstanding preferred shares, of Mont Fort Re Limited.
(7)	A wholly-owned subsidiary of Flagstone Réassurance Suisse SA
(8)	An indirect wholly-owned subsidiary of Flagstone Capital Management (Bermuda) Limited